Exhibit 99.1

Ramco-Gershenson Announces Redemption of Its 7.95% Series C Cumulative
          Convertible Preferred Shares of Beneficial Interest


    FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--April 2, 2007--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it will redeem all of its outstanding 7.95% Series C Cumulative Convertible Preferred Shares of Beneficial Interest, CUSIP 751452509, (NYSE:RPT.PRC) on June 1, 2007. The 1,888,000 Series C Preferred Shares will be redeemed at $28.50 per share, plus accrued and unpaid dividends to the redemption date without interest. On and after the redemption date, the Series C Preferred Shares will be deemed no longer outstanding, dividends will cease to accrue and holders will have no rights other than to receive the redemption price upon surrender of such shares.

    Each Series C Preferred Share is presently convertible into the Trust's common shares of beneficial interest at the option of the holder at a conversion price of $28.50, subject to adjustment as specified in the Trust's Declaration of Trust. Each record holder must deliver the required conversion documents to American Stock Transfer and Trust no later than May 22, 2007 at the address below. Holders with Series C Preferred Shares being held at a brokerage firm or bank should contact such entity in order to proceed with the conversion.

    American Stock Transfer and Trust in New York will act as agent for both the redemption and conversion and can be contacted at 59 Maiden Lane, New York, NY 10038,1-800-937-5449. Official notice of the redemption is being sent today to record holders of the Series C Preferred Shares.

    "Our decision to redeem our Series C convertible preferred securities at this time is part of our overall strategy of focusing on capital management and balance-sheet efficiency," said Dennis Gershenson, President and Chief Executive Officer. "We expect substantially all holders to convert such securities, but because the Series C Preferred Shares have been treated as converted for purposes of calculating fully-diluted common shares outstanding, the conversion will not impact our previously disclosed financial estimates."

    About Ramco-Gershenson Properties Trust

    Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. Ramco-Gershenson owns interests in 83 shopping centers totaling approximately 18.7 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland. For further information on Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

    This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Company's filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Company. Management of Ramco-Gershenson believes that expectations reflected in forward-looking statements are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Company's properties are located, the performance of tenants at the Company's properties as well as other factors discussed in the Trust's filings with the Securities and Exchange Commission.

    CONTACT: Ramco-Gershenson Properties Trust
             Dennis Gershenson, President & CEO
             or
             Richard Smith, CFO, 248-350-9900
             Fax - 248-350-9925